Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Estimate of Results for Fourth Quarter and Year Ended December 31, 2012

in connection with Refinancing Discussions

MECHANICSBURG, PENNSYLVANIA — February 7, 2013 — In connection with initiating discussions with its senior lenders regarding an incremental extension of credit under its senior secured credit facility, Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced an estimate of certain results for its fourth quarter and year ended December 31, 2012 in advance of the announcement of actual results, which is expected to occur after market close on February 21, 2013.

Select Medical expects its net operating revenue for the fourth quarter to be approximately $741 million. Select Medical expects its net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries, and other income (expense), or “Adjusted EBITDA,” for the fourth quarter to be approximately $98.8 million. Select Medical expects its income per common share for the fourth quarter to be approximately $0.28 on a fully diluted basis. Select Medical expects its net operating revenue for the full year to be approximately $2,949 million. Select Medical expects its Adjusted EBITDA for the full year be approximately $405.8 million. Select Medical expects its income per common share for the full year to be approximately $1.05 on a fully diluted basis. As of December 31, 2012, Select Medical expects approximately $40 million of cash and $1,470 million of long-term debt on its Balance Sheet. The above expectations regarding Select Medical’s results for the fourth quarter and full year are preliminary management estimates and projections based on currently available information, and are subject to change upon completion of Select Medical’s financial statement closing process and audit of full year results.

Business Outlook

Select Medical reaffirms the guidance it provided in its January 7, 2013 press release.  Select Medical expects consolidated net operating revenues for the full year 2013 to be in the range of $2.95 billion to $3.05 billion.  Select Medical expects Adjusted EBITDA for the full year 2013 to be in the range of $400.0 million to $415.0 million.  Select Medical expects fully diluted income per common share for the full year 2013 to be in the range of $0.98 to $1.04.

The above business outlook includes the expected financial impact to outpatient therapy payments related to the multiple procedure payment reduction change included in the American Taxpayer Relief Act of 2012, which would become effective for outpatient therapy services April 1, 2013. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be between $5 million and $10 million annually for its outpatient rehabilitation segment. The above business outlook does not include any estimated financial impact from potential sequestration cuts currently scheduled to occur on or about April 1, 2013 in the absence of further congressional action. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be approximately $20 million if implemented. Select Medical assumed a 40.0% effective tax rate when preparing the above business outlook for 2013.

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year results and its business outlook on Friday, February 22, 2013, at 9:00am EST. The domestic dial-in number for the call is 1-800-299-0433. The international dial-in number is 1-617-801-9712. The passcode for the call is 50281270. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, March 1, 2013. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 23861340. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

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 Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of December 31, 2012, Select Medical operated 110 long term acute care hospitals and 12 acute medical rehabilitation hospitals in 28 states and 979 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium on the 25-percent payment adjustment threshold that would reduce our Medicare payments for those patients admitted to a long-term acute care hospital from a referring hospital in excess of the percentage threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the impact of the Budget Control Act of 2011 which, as amended by the American Taxpayer Relief Act of 2012, will generally result in a 2% reduction to Medicare payments for services furnished on or after April 1, 2013 unless further legislation is enacted;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation